EXHIBIT 5


                         McCann FitzGerald Solictors
                            2 Harbourmaster Place
                              Dublin 1, Ireland
                                +353-1-829-000

                                                                  July 1, 1996

Elan Corporation, plc
Monksland, Athlone
County Westmeath,
Republic of Ireland

Ladies and Gentlemen:

            We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") being filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the 1,235,759 Ordinary Shares, par value 4 Irish pence per share, of the share capital of Elan Corporation, plc (the "Ordinary Shares"), of Elan Corporation, plc (the "Company") which are to be granted (a "Grant") pursuant to the Athena Neurosciences, Inc. 1991 Long-Term Incentive Plan (as amended and restated effective March 8, 1995 and as assumed by Elan Corporation, plc), the 1989 Plan of Athena Neurosciences, inc. (as adopted on April 4, 1989 and amended on April 5, 1990, as of October 29, 1990 and September 25, 1991 and as assumed by Elan Corporation, plc) and the Genica Pharmaceuticals Corporation 1989 Option Plan (as assumed by Athena Neurosciences, Inc. and as assumed by Elan Corporation, plc) (the "Plans").

            We advise you that, in our opinion, upon the issuance of the Ordinary Shares pursuant to an option in accordance with the terms of the Plans, and in each case upon payment to the Company of any consideration for such Ordinary Shares provided for in the Plans or any agreement with the Company relating to the applicable option (which consideration is assumed herein to be in no event less than the par value of the Ordinary Shares being issued upon such payment), the Ordinary Shares so issued will be validly issued, fully paid and nonassessable.

            We have also assumed that:

      (a) none of the Options outstanding under The Athena Neurosciences, Inc. 1991 Long-Term Incentive Plan includes an SAR (as defined in that Plan);







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      (b)   the provisions of the Plans which permit the surrender of existing issued shares of the Company as payment of the exercise price for shares issuable upon the exercise of Options will not be implemented in a manner that would contravene the rules of Irish law governing the acquisition by a company of its own shares; and

      (c) the provisions of Section 30 (relating to expert's report of non-cash consideration before allotment of shares) of the Companies (Amendment) Act, 1983 of Ireland will be complied with in respect of the issue of any Ordinary Shares, pursuant to the exercise of an Option, for a consideration that does not consist wholly of cash.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                    Yours faithfully,

                                    /s/ McCann FitzGerald